SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASIA PACIFIC RESOURCES, LTD.

New Brunswick, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Suite 405, 555 Sixth Street, New Westminster, British Columbia Canada V3L 5H1 Address of Principal Executive Offices

ASIA PACIFIC RESOURCES, LTD. INCENTIVE STOCK OPTION PLAN (June, 2002)
(Full titles of the plans)
DL Services, Inc. 1420 5th Avenue, Suite 3400 Seattle, WA 98101; Telephone: (206) 903-2373 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to outstanding options under the Incentive Stock Option Plan Common Shares not subject to outstanding options under the Incentive Stock Option Plan Total Common Shares	27,574,500 16,164,667 43,739,167	US$0.1381 (2) (4) US$0.1794 (3) (4)	US$3,806,974 US$2,899,941 US$6,706,915	US$448.08 US$341.32 US$789.40

(1)

Common Shares, without par value, offered by the Company pursuant to the Plans described herein.

(2)

Based on the weighted average exercise price of options granted under the Asia Pacific Resources, Ltd. Incentive Stock Option Plan (June 2002) outstanding as of the date of the filing of this registration statement.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March 30, 2005, as quoted on the TSX Venture Exchange, which was Cdn.$ 0.1475 per share.

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on March 30, 2005.  On such date the noon buying rate was Cdn.$ 1.00=US$1.2164.

This registration statement on Form S-8 registers 43,739,167 common shares of Asia Pacific Resources, Ltd. (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Asia Pacific Resources, Ltd. Incentive Stock Option Plan (June 2002).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)

The Registrant's annual report on Form 20-F filed, pursuant to Section 13 of the Securities Exchange Act of 1934, on April 8, 2005, for the fiscal year ended December 31, 2004.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant's securities contained in the Registrant's annual report on Form 20-F filed with the Securities and Exchange Commission on July 29, 2002, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

Bylaw No. 1A of the Registrant provides that, subject to section 81 of the Business Corporations Act, Statutes of New Brunswick, 1981, c.B-9.1, as from time to time amended, except in respect of an action by or on behalf of the Registrant or Another Body Corporate (as hereinafter defined) to procure a judgment in its favour, the Registrant shall indemnify each director and officer of the Registrant and each former director and officer of the Registrant and each person who acts or acted at the Registrant’s request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or Another Body Corporate, as the case may be, if:

(a)

the individual acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing the conduct was lawful.

“Another Body Corporate” as used herein means a body corporate of which the Registrant is or was a shareholder or creditor.

The Business Corporations Act (New Brunswick) has similar indemnification provisions as provided under Bylaw No. 1A of the Registrant, and expressly provides that each director or officer or former director or officer of the

2

Registrant or another individual who acts or has acted at the Registrant’s request in a similar capacity of another entity is entitled to indemnity from the Registrant in respect to all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if he or she (i) satisfies the requirements of (a) and (b) above.

The Business Corporations Act (New Brunswick) also provides that the Registrant may, with the approval of Court of Queen’s Bench of New Brunswick, indemnify a person referred to above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in (a) and (b) above.  Notwithstanding the forgoing, a director or officer of the Registrant is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or body corporate if he was substantially successful on the merits in his defense of the action or proceeding, he fulfills the conditions set out in (a) and (b) above and he is fairly and reasonably entitled to indemnity.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Asia Pacific Resources, Ltd. Incentive Stock Option Plan (June 2002)
5.1	Opinion of DuMoulin Black
23.1	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 11th day of April, 2005.

ASIA PACIFIC RESOURCES, LTD.

/s/ Doris Meyer

Name:

Doris Meyer

Title:

Assistant Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John Bovard John G. Bovard	President, Chief Executive Officer and Director	April 8, 2005
/s/ Edan Lee Edan Lee	Chairman and Director	April 8, 2005
/s/ Robert Scott Robert A. Scott	Principal Financial Officer and Accounting Officer	April 8, 2005
/s/ Robert Connochie Robert G. Connochie	Director (Authorized U.S. Representative)	April 8, 2005
/s/ Lee Graber Lee A. Graber	Director	April 8, 2005
/s/ Daniel Mintz Daniel Mintz	Director	April 8, 2005
/s/ Arthur Roth Arthur J. Roth	Director	April 8, 2005

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert A. Scott and Doris Meyer, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign a registration statement on Form S-8, and any amendments to such registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

In witness whereof, this Power of Attorney has been signed on this 11th day of April, 2005, by the following persons.

Signature	Title	Date
/s/ John Bovard John G. Bovard	President, Chief Executive Officer and Director	April 8, 2005
/s/ Edan Lee Edan Lee	Chairman and Director	April 8, 2005
/s/ Robert Scott Robert A. Scott	Principal Financial Officer and Accounting Officer	April 8, 2005
/s/ Robert Connochie Robert G. Connochie	Director (Authorized U.S. Representative)	April 8, 2005
/s/ Lee Graber Lee A. Graber	Director	April 8, 2005
/s/ Daniel Mintz Daniel Mintz	Director	April 8, 2005
/s/ Arthur Roth Arthur J. Roth	Director	April 8, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit	Page
4.1	Asia Pacific Resources, Ltd. Incentive Stock Option Plan (June 2002)
5.1	Opinion of DuMoulin Black
23.1	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (See page II-6 of this registration statement)